EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated November 10, 2011 by and between Kinetic Concepts, Inc. (the “Company”) and Joe Woody (the “Executive”).
The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment; and
Executive desires to accept such employment and enter into such an agreement.
In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Term of Employment. Subject to the provisions of Section 6 of this Agreement, the Company and Executive agree that Executive shall be employed by the Company commencing on the later of (x) the date hereof and (y) the date of Executive’s choosing following the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of July 12, 2011, by and among Kinetic Concepts, Inc., a Texas corporation, Chiron Holdings, Inc., a Delaware corporation, and Chiron Merger Sub, Inc., a Delaware corporation, with such commencement date expected to be by the middle of November, 2011, but in any event, not later than November 30, 2011 (the date that Executive commences employment with the Company as applicable, the “Commencement Date”) until the fourth anniversary of the Commencement Date (the “Employment Term”); provided that commencing with the fourth anniversary of the Commencement Date, and on each anniversary thereof thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one year period, unless the Company or Executive provides the other party hereto six (6) months prior written notice before the next Extension Date that the Employment Term shall not be so extended. Unless this Agreement has been sooner terminated or extended, Executive and the Company shall begin discussions for the purposes of extension or nonrenewal of this Agreement no later than seven (7) months prior to the next Extension Date. If the parties are amenable to an extension of this Agreement, they shall use their best efforts to complete a new agreement by no later than six (6) months prior to the next Extension Date. While this Agreement is in effect, Executive's employment with the Company shall be at-will and, as such, may be terminated by Executive or the Company at any time, for any reason and with or without advance notice (except as specifically provided herein), subject to the Company's obligations set forth herein.
2.    Position.
a.    During the Employment Term, Executive shall serve as the President of the Company’s Active Healing Solutions business unit, which focuses on the development and commercialization of advanced wound care therapies based on the Company’s “Negative Pressure Technology Platform” (the “AHS Division”), reporting directly to the Company’s Chief Executive Officer. In such position, Executive shall have such duties and authority as shall be reasonably determined from time to time by the Board of Directors of Chiron Holdings GP, Inc. (the “Board”) and the Chief Executive Officer of the Company. Executive shall be entitled to an annual performance review by the Board (commencing concurrently with annual reviews of executive officers of the Company following the 2012 fiscal year).
b.    During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the Board. Executive shall be permitted service on one or more company boards subject to Board reasonable approval, provided that such service does not violate the provisions of the Restrictive Covenants Agreement (referenced in Section 7) or materially interfere with Executive’s fulfillment of his job duties. The parties acknowledge that Executive currently serves on the Board of Directors of Systagenix Ltd and agree to discuss further whether Executive’s continued participation on such board of directors is appropriate following the Commencement Date, and Executive agrees to resign therefrom in the event the Company determines that such continued service would not be in the best interests of the Company.
c.    Executive’s principal place of employment shall be at the Company’s headquarters in San Antonio, Texas from where, unless otherwise agreed, Executive will perform his duties, subject to customary business travel consistent with Executive’s duties and responsibilities. The Company recognizes that Executive, at his option, until the fourth anniversary of the Commencement Date, may continue to maintain his principal residence in the Boston area and may, consistent with the fulfillment of his duties for the Company, travel to and work from his Boston home on an occasional basis.
3.    Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $625,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive’s base salary shall be reviewed annually by the Board and shall be subject to such upward adjustments as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” The Company agrees to renegotiate the Base Salary in good faith in the event of Executive’s promotion at any time.
4.    Bonuses.
a.    Annual Bonus. With respect to each full fiscal year during the Employment Term (commencing with the 2012 fiscal year (January 1, 2012 to December 31, 2012)), Executive shall be eligible to earn an annual cash bonus award (an “Annual Bonus”) with a target bonus value equal to one hundred percent (100%) of Executive’s Base Salary (the “Target”) based upon the achievement of performance targets established by the Board in consultation with Executive, within the first 90 days of each fiscal year during the Employment Term. The Board may, in its discretion, award Executive a bonus of less than or greater than the Target depending on Executive’s satisfaction of his performance targets, and payment of less than or greater than the Target based upon under- or over- performance against the targeted performance goals shall be applied to Executive in a manner consistent with that generally applied to other senior executives of the Company. Subject to Executive’s continued employment through the date of payment, the Annual Bonus shall be paid to Executive no later than 75 days following the last day of the applicable fiscal year. The Company agrees that the Board will revisit the performance goals applicable to the Annual Bonus for the 2012 fiscal year, in consultation with Executive, at the conclusion of the first quarter of the 2012 fiscal year, if

Executive determines in good faith that the goals initially established by the Board are not appropriate.
b.    Sign-On Bonus. The Company shall pay Executive a one time sign-on bonus (the “Make-Whole Bonus”) in the amount of $804,000 within 10 days following the Commencement Date; provided that Executive will be obligated to refund the Make-Whole Bonus to the Company in the event of Executive’s resignation without Good Reason (as described below) or termination of Executive’s employment by the Company for Cause (as defined below), in either case, prior to the six month anniversary of the Commencement Date.
c.    2011 Bonus. Executive shall receive a cash bonus award in the amount equal to a pro-rata portion of the Target Annual Bonus, based upon the number of calendar days remaining in calendar year 2011 as of the Commencement Date, divided by 365. Subject to Executive’s continued employment through the date of payment, the Annual Bonus shall be paid to Executive no later than 75 days following the last day of calendar year 2011.
5.    Employee Benefits.
a.    General Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans but including, inter alia, family health and dental insurance, life and disability insurance, 401(k) retirement savings plan and other retirement savings plans) as in effect from time to time (collectively, “Employee Benefits”) on the same basis as those benefits are generally made available to other senior executives of the Company.
b.    Housing/Travel Allowance Prior to Executive Relocation. The Company will reimburse Executive, on a monthly basis, for reasonable expenses incurred by Executive in connection with obtaining and residing in furnished housing in the San Antonio Texas, area, travel to and from Boston for Executive and spouse, car allowance and other transitional expenses, not to exceed $13,000 per month (the “Housing/Travel Allowance”), it being agreed that, where more cost effective, the Company may provide such benefits directly to Executive (“Company Provided Items”) rather than reimbursement for costs incurred by Executive, in which case the value of such Company Provided Items shall be applied against the amount of the Housing/Travel Allowance.
c.    Executive Relocation. In the event that Executive, at his election, decides to move his permanent residence to Texas, the Housing/Travel Allowance shall cease and the Company will provide Executive with the benefits of its executive relocation policy (“Relocation Benefits”) which includes:

•	A one time relocation allowance of $32,000.

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Arrangement for packing, transport, storage up to 30 days (if applicable) and delivery and unpacking of Executive’s household goods by a national freight carrier.  These services will be direct billed to the Company.

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Arrangement for transport of two personal vehicles by a contracted van line or, at Executive’s election, reimbursement of $0.55 per mile for driving Executive’s vehicle(s) from Boston, Massachusetts to San Antonio, Texas.  Executive will also be reimbursed reasonable meals and lodging expenses en route based on travel by the most direct route.

•	Final move trip (one way airfare for Executive and eligible dependents) if Executive’s cars have been shipped, arranged through the Company’s Corporate Travel Department.

•	Lease cancellation (for renters) – up to 2 months lease payments if breakage costs.

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Boston area home closing costs (customary real estate closing costs for sale of existing home, including realtor’s commission up to 6%), but excluding seller-paid points, pro-rated taxes, pro-rated interest and sellers’ allowances.

•	San Antonio area normal closing costs for purchase of a new home with a maximum of 1% for loan origination fee and excluding discount points, pre-paids and homeowner association fees.

All of Executive’s covered Relocation Benefits listed above (but, for the avoidance of doubt, not the Housing/Travel Allowance) will be grossed up for tax purposes. In the event of Executive’s resignation without Good Reason or termination of Executive’s employment by the Company for Cause within one year following Executive’s relocation to Texas, Executive will be required to reimburse the Company for the Relocation Benefits that the Company has covered.
d.    Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.
e.    Vacation. Executive shall be entitled to four weeks of vacation in each year during the Employment Term.
6.    Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason as set forth below. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.
a.    By the Company For Cause or By Executive Resignation Without Good Reason and Not Due to a CEO Resignation Event.
(i)    The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 6(c)) and not due to a CEO Resignation Event (as defined in Section 6(d)(ii)); provided that Executive will be required to give the Company at least 60 days advance written notice of a resignation without Good Reason and not due to a CEO Resignation Event.
(ii)    For purposes of this Agreement, “Cause” shall mean conduct involving one or more of the following: (i) the substantial and continuing failure of Executive to render services to the Company or any subsidiary or affiliate in accordance with Executive’s obligations and position with the Company, subsidiary or affiliate; provided that the Company or any subsidiary or affiliate provides Executive with adequate notice of such failure and, if such failure is capable of cure, Executive fails to cure such failure within 30 days after such notice; (ii) gross negligence, or breach of fiduciary duty; (iii) Executive's conviction of, or no contest plea to, an act of theft, fraud or embezzlement, or a felony; or (iv) a material breach of the terms of an agreement between Executive on one hand and the Company or any subsidiary or affiliate on the other hand or a material breach of any Company policy; provided that the Company or any subsidiary or affiliate provides Executive with adequate notice of such breach and, if such breach is capable of cure, Executive fails to cure such breach within 30 days after such notice.

(iii)    If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:
(A)    unpaid Base Salary and vacation accrued through the date of termination, payable in accordance with the Company’s usual payment practices;
(B)    reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and
(C)    such fully vested and non-forfeitable Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (other than benefits in the nature of severance pay) (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Obligations”).
Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 6(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
b.    Disability or Death.
(i)    The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable, with or without reasonable accommodation, to perform one or more essential functions of his position as an employee of the Company as the result of his incapacity due to physical or mental impairment for more than 90 days in any consecutive 180-day period (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.
(ii)    Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Obligations, any Annual Bonus earned for the prior year but not yet paid, and a pro rata portion of the Annual Bonus Executive would otherwise have received with respect to the year of termination, based upon actual performance, and paid when the Annual Bonus would otherwise have been payable, equal to the amount of such Annual Bonus times the quotient of (x) the number of days in such calendar year that shall have elapsed through the date of termination, divided by (y) 365.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 6(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
c.    By the Company Without Cause or Resignation by Executive for Good Reason.
(i)    The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.
(ii)    For purposes of this Agreement, “Good Reason” shall mean one or more of the following (other than a CEO Resignation Event): (i) the material reduction of Executive’s title, duties, authority, responsibilities and/or reporting relationship, all from that which existed at the commencement of Executive’s employment, which is not cured within 30 days after Executive provides written notice to the Company; provided however, it shall not be considered Good Reason if, upon or following a Change in Control, Executive’s compensation, duties, authority and responsibilities remain the same as those prior to the Change in Control but Executive’s title is changed (provided that such title is the functional equivalent and of similar prestige to Executive’s title immediately preceding such Change in Control) (ii) the reduction of Executive’s base salary (which is not cured within 30 days after Executive provides written notice) or target bonus percentage to below 100%; (iii) the relocation of Executive to a business location in excess of 50 miles from the Company’s headquarters in San Antonio (which is not cured within 30 days after Executive provides written notice);(iv) the failure of the Company to obtain a satisfactory agreement from any successor of the Company to assume and agree to perform the Company’s obligations under this Agreement and deliver a copy thereof to Executive, unless such assumption occurs by operation of law; or (v) a material breach by the Company of any of its obligations under this Agreement and the Company’s failure to cure such breach within thirty (30) days after written notice thereof by Executive. To be considered a resignation from employment on an account of Good Reason, Executive must provide written notice to the Company (stating that Executive believes one or more of the Good Reason conditions described above exists) within 90 days following the initial existence of such condition, and must resign within 30 days following the Company’s failure to cure such condition. For the purposes of this Agreement, “Change in Control” shall mean the consummation of a transaction, whether in a single transaction or in a series of related transactions, with an independent third party or a group of independent third parties pursuant to which such party or parties (A) acquire (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise) equity interests of Chiron Guernsey Holdings L.P. Inc. (or any surviving or resulting company) possessing the voting power to elect a majority of the board of directors of Chiron Holdings GP, Inc. (or such surviving or resulting company) or (B) acquire assets constituting all or substantially all of the assets of Chiron Guernsey Holdings L.P. Inc. and its subsidiaries (as determined on a consolidated basis).
(iii)    If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:
(A)    the Accrued Obligations; and
(B)    subject to Executive’s continued compliance with the provisions of the restrictive covenants contained in the Restrictive Covenants Agreement attached hereto as Exhibit B and to Executive’s execution, delivery and non-revocation of a general release of claims in favor of the Company and its affiliates in the form attached hereto as Exhibit A within 45 days following the termination date:
(i) a severance payment in the amount equal to the product of (x) the Severance Multiple (as defined below) times (y) the sum of Executive's (I) Base Salary plus (II) Annual Bonus at Target for the year of Executive’s termination of employment, subject only to the penultimate paragraph of this section (relating to the Delayed Severance Multiple Event (as defined below)), payable as a lump sum payment within 60 days following the date of Executive’s termination of employment with the Company and its affiliates (the “Severance Amount”); provided, however, that if such 60 day period begins in one calendar year and ends in a second calendar year, then the lump sum payment shall not be paid until the second of such two calendar years (regardless of whether Executive delivers the required general release of claims in the first calendar year or in the second calendar year); and
(ii) if Executive timely elects health insurance continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement of COBRA premiums for up to (x) 18 months (if the Severance Multiple is 1.5 or 2.0) and (y) 12 months (if the Severance Multiple is 1.0), in each case, following the date of Executive’s termination of employment with the Company and its affiliates (so long as applicable law and regulations permit such Company payment without imposition of a tax or penalty on the Company or other plan participants or otherwise adversely affecting the Company, the applicable plan or other participants in such plan). In the event that Executive becomes eligible to obtain healthcare coverage from a new employer, the Company’s obligation to reimburse COBRA premiums, as applicable, shall cease. Executive understands and acknowledges that Executive is obligated to inform the Company (or its successor) if Executive becomes eligible to obtain healthcare coverage from a new employer during any period when the Company’s COBRA reimbursement obligations hereunder apply.
For the purposes of this Section 6(c)(iii), the “Severance Multiple” shall be 1; provided that (x) if the Business Plan Condition is satisfied at the time of Executive’s termination of employment or for the year of termination of employment, as appropriate, the Severance Multiple shall be 1.5; and (y) if such termination occurs within 24 months following a Change of Control, the Severance Multiple shall be 2.0
“Business Plan Condition” shall mean, at the time of Executive’s termination of employment (i) if such termination of employment occurs within the first six months of the applicable calendar year, that the Company achieved performance equal to or in excess of 90% of the Business Plan Goal for the immediately preceding fiscal year and (ii) if such termination of employment occurs after the first six months of the applicable calendar year, that the Company ultimately achieves performance equal to or in excess of 90% of the Business Plan Goal for the year in which such termination occurs (a “Delayed Severance Multiple Event” or, for purposes of Section 6(d), a “Delayed CEO Resignation Event Severance Multiple Event”).
“Business Plan Goal” shall mean the Company’s achievement of its budgeted EBITDA based business plan for the AHS Division for the year in question; provided that at the conclusion of the first quarter of the 2012 fiscal year, Executive shall have an opportunity to present adjustments to the budgeted business plan for subsequent years, subject to the approval of the Board, if he determines in good faith that the goals initially budgeted and established by the Board are not appropriate.
In the case of the Delayed Severance Multiple Event, payment of any incremental amount due to achieving the Business Plan Condition will be paid to Executive in the following calendar year (but within 75 days after the end of the year of termination) and promptly after the Company’s determination that the Business Plan Condition has been satisfied.
Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 6(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement or under any other severance or termination benefit plan sponsored or maintained by the Company.
d.    Termination Due to a CEO Resignation Event.
(i)    The Employment Term and Executive’s employment hereunder may be terminated by Executive due to a CEO Resignation Event.
(ii)    For purposes of this Agreement, “CEO Resignation Event” shall mean Executive’s election to resign from employment with the Company at any time during the 60 day period commencing on the second anniversary of the Commencement Date if (A) Executive remains employed with the Company through the second anniversary of the Commencement Date and (B) on or prior to the second anniversary of the Commencement Date Executive has not been promoted to either (i) Chief Executive Officer of the Company, (ii) Chief Operating Officer of the Company or (iii) Chief Executive Officer of the AHS business operating as a standalone entity with Executive reporting directly to and having a seat on the Company’s Board.
(iii)    If Executive’s employment is terminated by Executive due to a CEO Resignation Event, Executive shall be entitled to receive:
(A)    the Accrued Obligations; and
(B)    subject to Executive’s continued compliance with the provisions of the restrictive covenants contained in the Restrictive Covenants Agreement attached hereto as Exhibit B and to Executive’s execution, delivery and non-revocation of a general release of claims in favor of the Company and its affiliates in the form attached hereto as Exhibit A within 45 days following the termination date:

(i) a severance payment in the amount equal to the product of (x) the CEO Resignation Event Severance Multiple (as defined below) times (y) the sum of Executive's (I) Base Salary plus (II) Annual Bonus at Target for the year of Executive’s termination of employment, except as set forth in the penultimate paragraph of this Section regarding Delayed CEO Resignation Event Severance Multiple Event, payable as a lump sum payment within 60 days following the date of Executive’s termination of employment with the Company and its affiliates (the “Severance Amount”); provided, however, that if such 60 day period begins in one calendar year and ends in a second calendar year, then the lump sum payment shall not be paid until the second of such two calendar years (regardless of whether Executive delivers the required general release of claims in the first calendar year or in the second calendar year); and
(ii) if Executive timely elects health insurance continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement of COBRA premiums for up to 18 months following the date of Executive’s termination of employment with the Company and its affiliates (so long as applicable law and regulations permit such Company payment without imposition of a tax or penalty on the Company or other plan participants or otherwise adversely affecting the Company, the applicable plan or other participants in such plan). In the event that Executive becomes eligible to obtain healthcare coverage from a new employer, the Company’s obligation to reimburse COBRA premiums, as applicable, shall cease. Executive understands and acknowledges that Executive is obligated to inform the Company (or its successor) if Executive becomes eligible to obtain healthcare coverage from a new employer during any period when the Company’s COBRA reimbursement obligations hereunder apply.
For the purposes of this Section 6(d)(iii), the “CEO Resignation Event Severance Multiple” shall be 1; provided that if the Business Plan Condition is satisfied at the time of Executive’s termination of employment or for the year of termination of employment, as appropriate, the CEO Resignation Event Severance Multiple shall be 2.0.
In the case of the Delayed CEO Resignation Event Severance Multiple Event, payment of any incremental amount due to achieving the Business Plan Condition will be paid to Executive in the following calendar year (but within 75 days after the end of the year of termination) and promptly after the Company’s determination that the Business Plan Condition has been satisfied.
Following Executive’s termination of employment by the Company due to a CEO Resignation Event, except as set forth in this Section 6(d)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement or under any other severance or termination benefit plan sponsored or maintained by the Company.
e.    Expiration of the Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b), (c) or (d) of this Section 6, Executive’s rights under this Agreement shall terminate on the close of business on the day immediately preceding the next scheduled Extension Date and in such event (x) if Executive elects not to extend the Employment Term, Executive shall be entitled to receive the Accrued Obligations and (y) if the Company elects not to extend the Employment Term pursuant to Section 1, Executive shall be entitled to receive the benefits described in Section 6(c)(iii). Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 6(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement; provided that the provisions of the Restrictive Covenant Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.
f.    Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10(i) hereof.

For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
7.    Restrictive Covenants. As a condition precedent to the Company’s entry into this Agreement, Executive has executed, or shall execute, the Restrictive Covenants Agreement attached hereto as Exhibit B, the terms of which are incorporated herein by reference.
8.    Indemnification. Executive shall be entitled to indemnification to the maximum extent permitted by applicable law and the Company’s Articles of Incorporation or Bylaws with terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement, other than in respect of damages arising as a consequence of Executive’s breach of the representations set forth in Section 10(m) (the “Executive Representations”). At all times during Executive’s employment, the Company shall maintain in effect a directors and officers liability insurance policy with Executive as a covered officer. By way of example and for avoidance of doubt, in the event of an action brought against Executive by his former employer (the “Action”) after Executive’s execution of this Agreement, the Company will fully indemnify Executive with respect to the Action, advance Executive expenses for defense fees and costs and will otherwise honor the terms of this Agreement as though no Action had been commenced; provided however, in the event that a court of competent jurisdiction were to find in a final judgment that Executive breached one or more of the Executive Representations (or such final judgment or a settlement between Executive and the former employer acknowledges facts indicating that such Executive Representations were breached), Executive will be liable to the Company for reimbursement of defense fees and costs advanced and any liability incurred by the Company in connection with such Action relating to, or arising from, Executive’s breach of the Executive Representations, to a maximum reimbursable amount of $500,000.00.
9.    Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Antonio, Texas conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (1) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (2) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company and Executive shall share equally all JAMS arbitration fees. Each party agrees to pay its own attorneys’ fees, unless statutory law provides for fee shifting; however, the prevailing party in any arbitration will be entitled to seek an award of attorneys fees and costs from the arbitrator. Nothing in this Agreement shall prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
10.    Miscellaneous.
a.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas, without regard to conflicts of laws principles thereof.
b.    Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this agreement, including, without limitation, any prior employment agreements or terms summaries. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
c.    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
d.    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
e.    Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person.
f.    Set Off; Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.
g.    Compliance with IRC Section 409A.
(i)    The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) shall comply with Section 409A, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and Executive agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and

Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Executive in connection with the Agreement (including any taxes, penalties and interest under Section 409A), and none of the Company or any subsidiary or affiliate of the Company shall have any liability to Executive with respect thereto.
(ii)    Notwithstanding anything in the Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code and Executive is not “disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code, no payments in this Agreement that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six months after the date of Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death. Following any applicable six month delay, all such delayed payments shall be paid in a single lump sum on the earliest date permissible under Section 409A that is also a business day.
(iii)    For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6.
(iv)    With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A.
(v)    For the avoidance of doubt, it is intended that any indemnification payment to Executive or expense reimbursement made hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any indemnification payment or expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the indemnification payments or expense reimbursement during any other taxable year, (ii) the indemnification payments or expense reimbursement shall be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred and (iii) the right to indemnification payments or expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.
h.    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
i.    Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after they have been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:
Kinetic Concepts, Inc.
8023 Vantage Drive
San Antonio, TX 78230
Attention: General Counsel

If to Executive:
Joe Woody
116 Eliot St.
S. Natick, MA 01760-5507

j.    Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company or its affiliates. The Company shall reimburse Executive for reasonable expenses he incurs as a result of such cooperation. This provision shall survive any termination of this Agreement.
k.    Withholding Taxes. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.
l.    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
m.    Representations of Executive.
(A)    Executive represents, warrants and covenants that as of the date hereof: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder; (ii) except for the Non-Competition, Non-Solicitation, and Confidentiality Agreement dated as of April 29, 2009 (the “Current Employer Agreement”) between Executive and Tyco Healthcare Group LP d/b/a Covidien (the “Current Employer”) with respect to which Executive is making the representation and covenant set forth in clause (B) below, Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Employment Term and the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject; and (iii) Executive has provided Company with his Separation Agreement with Smith and Nephew dated April 30, 2009; and
(B)    Executive represents and warrants as of the date hereof, that Executive’s duties with the Current Employer in the last 24 months have not involved responsibility for any business of the Current Employer which competes with any division of the Company for which Executive will be responsible. Nor, has Executive gained any material Confidential Information (as defined in the Current Employer Agreement) from the Current Employer concerning any division of the Current Employer which competes with any division of the Company for which Executive will be responsible. Executive’s employment with the Company will not be in connection with any Restricted Product or Service (as defined in the Current Employer Agreement); and
(C)    Executive acknowledges that he is here by instructed not to share with, or divulge to, or use for the Company’s benefit, any Confidential Information (as defined in the Current Employer Agreement) in connection with the performance of his duties to the Company, or otherwise, and shall not do so.
n.    Legal Fees. The Company will pay for 90% of reasonable legal fees of counsel incurred by Executive in connection with the negotiation and preparation of this Agreement, up to a maximum payment obligation of $75,000.
o.    Confidentiality. Except as required by applicable law, neither party shall (for any reason), directly or indirectly, for himself or itself, as the case may be, or on behalf of any other person or entity, disclose to any person or entity (except to employees or representatives of that party or spouse, legal or financial advisors, as applicable, who need to know such information and who agree to keep such information confidential), the terms of this Agreement.
p.    Survival. The covenants and agreements of the parties set forth in Sections 6, 7, 8, 9, 10(a), 10(c), 10(d), 10(h), 10(i), 10(m), 10(o) and 10(p) are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement, regardless of the reason therefore and in a manner consistent with the applicable section or subsection.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

KINETIC CONCEPTS, INC.                JOE WOODY

______________________________________    ____________________________________
By:
Title: